Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CONTEXT THERAPEUTICS INC.

Context Therapeutics Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following paragraph immediately following the second paragraph of Article IV, Section A thereof:

“3. Common Stock Reverse Stock Split: Without any other action on the part of the Corporation or any other person, effective immediately upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Effective Time”), each six (6) shares of the Corporation’s Common Stock issued and outstanding (the “Old Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, convert into one (1) fully paid and nonassessable shares of Common Stock (the “New Common Stock”). The conversion described in the foregoing sentence shall be collectively referred to herein as the “Common Stock Reverse Stock Split,” and such split factor of 1/6 shall be referred to as the “Common Stock Reverse Split Factor.” Any shares of Old Common Stock currently held in the Corporation’s treasury shall also be converted into Common Stock in accordance with the Common Stock Reverse Stock Split. No fractional shares of Common Stock shall be issued upon the Common Stock Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Common Stock as determined in good faith by the board of directors of the Corporation. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Common Stock into which such Old Common Stock has been converted in the Common Stock Reverse Stock Split pursuant to this Certificate of Amendment. Whether or not fractional shares will be issuable upon the Common Stock Reverse Stock Split shall be determined on the basis of the number of shares of Old Common Stock represented by each certificate of Old Common Stock at the time of the Common Stock Reverse Stock Split and the number of shares of New Common Stock issuable with respect to each such certificate upon the Common Stock Reverse Stock Split.

All warrants, options and other securities convertible, exchangeable or that can be exercised for Common Stock outstanding at the Effective Time and outstanding option agreements, be, and the same hereby are, adjusted as of the Effective Time as follows, (i) the number of shares of Common Stock that each such option and warrant currently entitles the holder to purchase will be multiplied by the Common Stock Reverse Split Factor rounded down to the nearest whole share and the exercise price of each share of Common Stock subject to each such option and warrant will be divided by the Common Stock Reverse Split Factor (rounded to the nearest penny).”

2. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following paragraph immediately following the first paragraph of Article IV, Section B thereof:

“Without any other action on the part of the Corporation or any other person, effective immediately upon the filing of this Certificate of Amendment to the Certificate of Incorporation of the Corporation (the “Effective Time”), each six (6) shares of the Corporation’s Preferred Stock issued and outstanding (the “Old Preferred Stock”) shall automatically, without further action on the part of the Corporation or any holder of Old Preferred Stock, convert into one (1) fully paid and nonassessable shares of Preferred Stock (the “New Preferred Stock”). The conversion described in the foregoing sentence shall be collectively referred to herein as the “Preferred Stock Reverse Stock Split,” and such split factor of 1/6 shall be referred to as the “Preferred Stock Reverse Split Factor.” Any shares of Old Preferred Stock currently held in the Corporation’s treasury shall also be converted into Preferred Stock in accordance with the Preferred Stock Reverse Stock Split. No fractional shares of Preferred Stock shall be issued upon the Preferred Stock Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of the Preferred Stock as determined in good faith by the board of directors of the Corporation. From and after the Effective Time, any stock certificates that, immediately prior to the Effective Time, represented the shares of Old Preferred Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of New Preferred Stock into which such Old Preferred Stock has been converted in the Preferred Stock Reverse Stock Split pursuant to this Certificate of Amendment. Whether or not fractional shares will be issuable upon the Preferred Stock Reverse Stock Split shall be determined on the basis of the number of shares of Old Preferred Stock represented by each certificate of Old Preferred Stock at the time of the Preferred Stock Reverse Stock Split and the number of shares of New Preferred Stock issuable with respect to each such certificate upon the Preferred Stock Reverse Stock Split.

All warrants, options and other securities convertible, exchangeable or that can be exercised for Preferred Stock outstanding at the Effective Time and outstanding option agreements, be, and the same hereby are, adjusted as of the Effective Time as follows, (i) the number of shares of Preferred Stock that each such option and warrant currently entitles the holder to purchase will be multiplied by the Preferred Stock Reverse Split Factor rounded down to the nearest whole share and the exercise price of each share of Preferred Stock subject to each such option and warrant will be divided by the Preferred Stock Reverse Split Factor (rounded to the nearest penny).”

3. The foregoing amendments were duly adopted in accordance with the provisions of Sections 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Context Therapeutics Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer on this 23rd day of June, 2021.

CONTEXT THERAPEUTICS INC.

By:
Name:	Martin Lehr
Title:	Chief Executive Officer